Exhibit 99.2

NCI Building Systems

CFO Commentary on Fourth Quarter 2015 Fiscal Year Results

Summary

The fourth quarter 2015 results compared to last year’s fourth quarter were as follows:

•	Revenue of $459.8 million increased 17.2% from $392.4 million, primarily driven by the recent acquisition of CENTRIA

•	Gross profit margin of 26.9% increased over the comparable prior year period by 310 basis points

•	Operating income was $36.5 million compared to $21.6 million in the prior year period. *Adjusted for special items, operating income was $43.8 million compared to $25.1 million in the prior year period

•	Net income was $18.4 million compared to the prior year period’s $14.3 million

•	*Adjusted EBITDA grew 55.6% to $56.4 million from the prior year period’s $36.3 million

* Reconciliations of non-GAAP financial measures to the nearest GAAP measure are included in the Company’s financial tables accompanying this CFO Commentary.

Revenue

Revenue of $459.8 million was up by 17.2% from a year ago. This quarter includes the results of operations for recently acquired CENTRIA, which produced revenue during the period of $58.3 million. The performance of our three operating segments was as follows:

•	Building’s revenue of $197.6 million increased by 1.9%, with volumes up by 9.4% versus last year’s comparable quarter. For the period, third party revenue increased 1.5% with volumes up by 9.0%.

•	Component’s revenue of $275.7 million increased by 39.8% versus last year’s fourth quarter. Adjusted to exclude CENTRIA, revenue increased by 10.2% and volumes increased by 19% over last year’s fourth quarter. Similarly adjusted for the period, third party revenue increased 7.0% with volumes up by 15.2%.

•	Coater’s revenue of $63.7 million decreased by 8.5%, however total volume processed (including intercompany activity) increased by 0.9% versus last year’s fourth quarter results. For the period, third party revenue decreased 17.6% with volumes down by 13.8%.

As discussed in the prior quarter, steel costs have decreased precipitously during the last half of fiscal 2015. The market-driven pass-through of these lower input costs to our customers reduces our revenue at all three segments and, along with shifting product mix, accounts for the divergence between underlying volume and revenue. While it is not possible to precisely measure this impact, we estimate that declining steel costs reduced our fourth quarter reported revenue by between $20 million and $23 million.

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Gross Margin

Gross margin increased to $123.6 million, up $30.2 million from last year’s fourth quarter. Our investments to expand our insulated metal panel offering, improve our manufacturing responsiveness, and our focus on value oriented commercial discipline combined with effective supply chain management are reflected in our improving gross margins.

Gross Margin Reconciliation: Q4’14 to Q4’15 (23.8% to 26.9%, up 310 basis points)
[note: point attributions are approximate]

•	+ 240 bps:	Supply chain effectiveness and commercial discipline

•	+ 54 bps:	Production and logistic efficiency improvements, net

•	+ 49 bps:	Improving product mix, including increased insulated metal panels

•	- 33 bps:	Business segment mix and other

ESG&A Expenses

ESG&A expenses were $76.4 million, up $9.1 million from prior year fourth quarter. ESG&A expenses as a percent of revenues decreased from 17.2% last year to 16.6% in the current quarter. The change in ESG&A expenses over the prior year is attributable primarily to the following:

•	approximately $6.4 million increase due to the inclusion of CENTRIA in the current year period

•	remaining variance of $2.2 million primarily related to incentive compensation

ESG&A expenses were within our previous guidance range of $76.0 million to $79.0 million.

Intangible Asset Amortization

Intangible asset amortization costs were $5.7 million compared to $1.0 million in the prior year fourth quarter. This year’s quarter included $2.3 million related to the final amortization of short-lived intangibles from the CENTRIA acquisition.

Intangible asset amortization expenses were within our previous guidance range of $4.0 million to $6.0 million. This range was unusually wide due to the fact that the purchase price allocation for the CENTRIA acquisition is not yet finalized.

Restructuring and Impairment Charges

Restructuring and impairment charges were $7.6 million during the fourth quarter, bringing the total costs incurred for the year to $11.3 million. These costs are summarized as follows (in millions):

Description	4th Quarter	FY 2015
Non-cash asset impairment charges	$5.8	$5.8
Restructuring charges (predominantly severance for employees separated during fiscal 2015)	1.8	5.5
Total restructuring and impairment charges	$7.6	$11.3

The non-cash asset impairment costs included above relate to recently completed plans to improve cost efficiency and optimize our combined manufacturing plant footprint considering our recent acquisitions and restructuring efforts. The Company believes that the successful execution of these plans in phases over the next 12-36 months will result in annual cost savings ranging between $15.0 million and $20.0 million when complete.

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*Adjusted EBITDA

*Adjusted EBITDA increased $20.1 million from $36.3 million last year to $56.4 million in the current quarter. The increase in Adjusted EBITDA is attributable to the following:

•	+ $9.4	million margin expansion from improvements in product mix, production and logistic efficiencies, commercial discipline and supply chain effectiveness

•	+ $ 7.7	million net effect of higher volumes in our Components and Buildings segments

•	+ $ 6.2	million contribution from recently acquired CENTRIA

•	- $ 2.4	million higher incentive compensation due to higher operating results

•	- $0.3	million from foreign currency transaction losses and other income/expense items

•	- $0.5	million from other operating items

Working Capital

We have experienced nominal increases in our working capital metrics over the prior year, primarily as the result of including CENTRIA in our consolidated numbers in 2015. Our average days sales outstanding for the quarter increased to 34.8 days, compared to 31.2 days in the prior year same period. Our average days in inventory outstanding increased to 44.5 days, compared to 42.1 days in the prior year. And finally, our average days in payables outstanding increased to 38.3 days compared to 32.5 days from the same period of the prior year. We expect that over time CENTRIA’s metrics will converge with our historical levels.

Q1 2016 Outlook

The following are our current expectations for certain financial items for our first fiscal quarter of 2016, which include the activities of CENTRIA for the full quarter.

ESG&A Expenses

We expect our ESG&A expenses to range between $73 million and $76 million. This amount excludes the amortization of intangible assets, which are shown on a separate line item on the statement of operations and discussed below.

Intangible asset amortization

We expect our intangible asset amortization to range between $2.0 million and $3.0 million. This quarterly estimate is lower than previous guidance since the short-lived intangibles related to the CENTRIA acquisition became fully amortized in the fourth quarter of 2015. Once the purchase price allocation for the CENTRIA acquisition is final, the recurring amortization cost will become less volatile with a tighter expected range.

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Interest Expense

We expect our interest expense, related to our new $250 million 8.25% Senior Notes, our Term Loan Facility, amortization of deferred financing costs and costs from our ABL Facility, to range between $7.6 million and $8.0 million.

Effective Tax Rate

We expect our tax rate for the upcoming quarter to range between 35% and 37%. However, we continue to expect volatility in our quarterly tax rate as slight changes in earnings will have an outsized impact on the effective tax rate given the seasonal variation in earning levels that typically occur. Our quarterly effective tax rate percentage can and has varied significantly from expectations as a result.

Diluted Shares

We expect our weighted average diluted common share count used in calculating our earnings per share to be approximately 74.2 million for the first quarter of 2016 and 74.7 million for fiscal 2016. This compares to the 74.1 million shares used in the calculation of diluted EPS for the fourth quarter of 2015.

Balance Sheet and Cash Flow Items

We expect our total capital expenditures in fiscal 2016 to range between $27 million and $30 million.

Forward-Looking Statements

Certain statements and information in this CFO Commentary may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “plan,” “intend,” “foresee,” “guidance,” “potential,” “expect,” “should,” “will” “continue,” “could,” “estimate,” “forecast,” “goal,” “may,” “objective,” “predict,” “projection,” or similar expressions are intended to identify forward-looking statements (including those contained in certain visual depictions) in this CFO Commentary. These forward-looking statements reflect the Company's current expectations and/or beliefs concerning future events. The Company has made every reasonable effort to ensure that the information, estimates, forecasts and assumptions on which these statements are based are current, reasonable and complete. However, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to, our ability to integrate CENTRIA with the Company’s business and to realize the anticipated benefits of such acquisition, ability to make strategic acquisitions accretive to earnings; industry cyclicality and seasonality and adverse weather conditions; ability to service or refinance the Company's existing debt, including its 8.250% Senior Notes due 2023, and ability to obtain future financing; ability to comply with financial tests and covenants contained in the Company’s existing and future debt obligations; operational limitations or restrictions in connection with the Company’s debt; recognition of asset impairment charges; fluctuations in customer demand; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; commodity price increases and/or limited availability of raw materials, including steel; competitive activity and pricing pressure; increases in energy prices; challenging economic conditions affecting the nonresidential construction industry; volatility in the U.S. economy and abroad generally, and in the credit markets; hazards that may cause personal injury or property damage, thereby subjecting the Company to liabilities and possible losses, which may not be covered by insurance; breaches of the Company’s information system security measures and damage to our major information management systems; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters; costs related to environmental cleanups and liabilities; changes in laws or regulations, including the Dodd-Frank Act; the volatility of the Company's stock price, the dilutive effect on the Company’s common stockholders of potential future sales of the Company’s common stock held by our sponsor; and substantial governance and other rights held by our sponsor. See also the “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended November 2, 2014 and in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended February 1, 2015 and in other reports we file with the SEC, which identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.

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NCI BUILDING SYSTEMS, INC.

BUSINESS SEGMENTS

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES

FISCAL THREE MONTHS ENDED NOVEMBER 1, 2015 AND NOVEMBER 2, 2014

(In thousands)

(Unaudited)

	Fiscal Three Months Ended November 1, 2015
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis	$7,208	$18,239	$25,473	$(14,421)	$36,499
Restructuring and impairment charges	-	6,365	959	287	7,611
Strategic development and acquisition related costs	-	-	-	1,143	1,143
Gain on legal settlements	-	-	-	(3,765)	(3,765)
Amortization of short lived acquired intangibles	-	2,343	-	-	2,343
Adjusted operating income (loss) (1)	$7,208	$26,947	$26,432	$(16,756)	$43,831

	Fiscal Three Months Ended November 2, 2014
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis	$6,929	$14,198	$19,397	$(18,949)	$21,575
Strategic development and acquisition related costs	-	109	-	3,403	3,512
Adjusted operating income (loss) (1)	$6,929	$14,307	$19,397	$(15,546)	$25,087

(1)	The Company discloses a tabular comparison of Adjusted operating income (loss), which is a non-GAAP measure because it is instrumental in comparing the results from period to period. Adjusted operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statement of operations.

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NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,

AMORTIZATION AND OTHER NONCASH ITEMS (ADJUSTED EBITDA)

(In thousands)

(Unaudited)

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Trailing 12 Months
	February 1,	May 3,	August 2,	November 1,	November 1,
	2015	2015	2015	2015	2015
Net income (loss)	$(320)	$(7,488)	$7,220	$18,407	$17,819
Add:
Depreciation and amortization	9,731	13,766	14,541	13,354	51,392
Consolidated interest expense, net	3,980	8,280	8,135	7,993	28,388
Provision for (benefit from) income taxes	(490)	(4,087)	3,520	10,029	8,972
Restructuring and impairment charges	1,477	1,759	504	7,611	11,351
Strategic development and acquisition related costs	1,729	628	701	1,143	4,201
Gain from legal settlements	-	-	-	(3,765)	(3,765)
Fair value adjustment of acquired inventory	583	775	1,000	-	2,358
Share-based compensation	2,933	2,201	2,568	1,677	9,379

Adjusted EBITDA (1)	$19,623	$15,834	$38,189	$56,449	$130,095

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Trailing 12 Months
	February 2,	May 4,	August 3,	November 2,	November 2,
	2014	2014	2014	2014	2014
Net income (loss)	$(4,258)	$(4,905)	$6,089	$14,259	$11,185
Add:
Depreciation and amortization	8,767	8,941	8,994	9,220	35,922
Consolidated interest expense, net	3,100	3,035	3,142	3,053	12,330
Provision for (benefit from) income taxes	(2,506)	(3,057)	2,837	4,215	1,489
Gain on insurance recovery	(987)	(324)	-	-	(1,311)
Secondary offering costs	704	50	-	-	754
Strategic development and acquisition related costs	-	-	1,486	3,512	4,998
Share-based compensation	3,179	2,563	2,404	2,022	10,168

Adjusted EBITDA (1)	$7,999	$6,303	$24,952	$36,281	$75,535

(1)	The Company's Credit Agreement defines Adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Loan facility, the Company entered into an Asset-Based Lending facility which has substantially the same definition of Adjusted EBITDA except that the ABL Facility caps certain non-recurring charges. The Company is disclosing Adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.

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